Exhibit 2.1

AMENDMENT No. 1 to Asset PURCHASE AGREEMENT

This AMENDMENT No. 1 to Asset PURCHASE AGREEMENT (this “Amendment”), dated effective as of April 16, 2015 (this “Amendment”), is by and among Fifth Gear Acquisitions, Inc., a Minnesota corporation (“Purchaser”), and Speed Commerce, Inc., a Minnesota corporation (“Parent Company”), on one hand, and Sigma Holdings, LLC, an Indiana limited liability company, Sigma Micro, LLC, an Indiana limited liability company, and Lexton Group, L.L.C., a Missouri limited liability company (collectively, “Sellers”), and Albert Langsenkamp (“Langsenkamp”), Sigma Holdings, Inc., an Indiana corporation, Therese Langsenkamp, Jack Alexander, Jan Alexander, Matthew J. Smith, Joan H. Smith Trust U/A 9/11/1985, Robert L. Richardson Jr., David L. Hecht, Martha S. Moore, Matthew L. Konkle, Donald J.B. Van der Wiel, Jeffrey Dahltorp (collectively, along with Langsenkamp, the “Members” and each individually a “Member”; and collectively with the Sellers, the “Selling Parties” and each individually a “Selling Party”), on the other hand, and Langsenkamp, in his capacity as Sellers' Representative. Capitalized terms used in this Amendment but not otherwise defined herein have the meanings ascribed thereto in the Asset Purchase Agreement (as defined herein).

RECITALS:

A.     The parties hereto entered into that certain Asset Purchase Agreement dated as of November 21, 2014 (the “Purchase Agreement”), pursuant to which Sellers agreed to sell and Purchasers agreed to purchase from Sellers substantially all of the assets used by Sellers in connection with the Business.

B.     The parties hereto acknowledge that as of the date of this Amendment, the Parent Company does not a sufficient number of authorized or reserved shares of Parent Common Stock to permit the issuance of the Earn Out Shares.

C.     The parties hereto desire to amend certain provisions of the Purchase Agreement pursuant to the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions. All references to "Earn Out Amount" in the Purchase Agreement are hereby deleted.

2.	Earn Out Shares. Section 2.5 is hereby amended and restated as follows:

Section 2.5.     Earn Out Shares. On or before October 31, 2015, Parent Company shall issue to the Sellers Eight Million Four Hundred Thousand (8,400,000) shares of Parent Company Stock (the “Earn Out Shares”), subject to equitable adjustment for (i) any stock split, reverse stock split or combination of Parent Common Stock; (ii) stock dividend payable to the holders of the Parent Common Stock on account of such stock; or (iii) reorganization, recapitalization, combination, exchange of shares or other like change with respect to Parent Common Stock, in any such case occurring on or after April 16, 2015 but prior to the date on which the Earn Out Shares are issued; provided, however, that, for the purposes of clarification, no equitable adjustment shall be made with respect to any conversion rights held by the holders of any preferred stock, option, warrant or other derivative security. Promptly following the date in which the Earn Out Shares are issued, Purchaser shall use commercially reasonable efforts consistent with applicable securities Laws to file a prospectus supplement with the Securities and Exchange Commission (“SEC”) covering all of the Earn Out Shares and shall provide evidence of registration immediately upon receipt. Upon the approval of prospectus supplement by the SEC with respect to all of the Earn Out Shares, the Registration Rights Agreement shall terminate and be of no further force or effect.

3.	Escrow Amount. Section 2.11(b) is hereby amended and restated as follows:

(b)          Within three (3) business days of April 16, 2015 (the “Initial Release Date”), Two Million Nine Hundred Thirty Three Thousand Three Hundred Thirty Three and 33/100 Dollars ($2,933,333.33) shall be released from the Escrow Account and paid over to the Sellers by confirmed wire transfer of immediately available funds, with the costs of such disbursement paid from the Escrow Account. On the Initial Release Date, the parties to the Escrow Agreement shall instruct the Escrow Agent to release such amount to the Sellers by executing and delivering the notice in the form attached hereto as Exhibit D. All remaining portions of the Escrow Amount (except for the amount of any indemnity claims asserted by the Purchaser Indemnified Parties in good faith pursuant to Section 6.1 prior to the Final Release Date and which remain in dispute (a “Continuing Unresolved Amount”)) and any interest accrued thereon shall be released from the Escrow Account and paid over to the Sellers, by confirmed wire transfer of immediately available funds, within three (3) business days of November 21, 2015 (the “Final Release Date”). Any Continuing Unresolved Amount withheld from release after the Final Release Date and finally determined not to be subject to indemnification by the Selling Parties in accordance with this Agreement, shall be released to the Sellers by confirmed wire transfer of immediately available funds within three (3) business days following such determination.

4.

Limitations on Liability; “Expiration Date”. Section 6.3(a) is hereby amended to (i) remove the reference to Section 3.20 as a “Fundamental Representation” and (ii) remove the phrase “eighteen (18) months following the Closing Date” and replace it with “twelve (12) months following the Closing Date”.

5.

Limitations on Liability; “Cap”. Section 6.3(c) is hereby amended to remove the phrase “fifteen percent (15%) of the Purchase Price” and replace it with “Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00)”.

6.

Restrictive Covenants. The following proviso shall be added to the first sentence of Section 5.7(a): “; provided, however, that in the event that the Earn Out Shares are not issued to the Sellers on or before October 31, 2015, the provisions of this Section 5.7(a) shall no longer apply and the Restricted Period with respect to the covenant set forth in this Section 5.7(a) shall be deemed to have ended on October 31, 2015; it being understood that nothing in this proviso shall affect or be deemed to waive or release any other covenants set forth in this Agreement or otherwise or modify the defined term ‘Restrictive Period’ for the purposes of the covenant set forth in Section 5.7(b).”

7.

Further Assurances. Purchaser and Sellers’ Representative agree to work together and cooperate to the extent reasonably necessary so as to facilitate the provisions of this Amendment and the Purchase Agreement. Further, subsequent to the execution of this Amendment, Purchaser and Sellers’ Representative, at the request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by this Amendment and the Transaction Documents.

8.

Effect of Amendment. This Amendment shall be effective upon execution by the Sellers, Purchaser, Parent Company and Sellers' Representative on the date first set forth above. Except for the changes specifically indicated above, no other changes are made to the Purchase Agreement, and the Purchase Agreement shall continue in full force in effect in accordance with its terms. The parties hereto have participated jointly in the negotiation and drafting of this Amendment. In the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Amendment.

9.	Governing Law. This Amendment will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

10.

Expenses. Each party hereto shall bear all costs and expenses incurred or to be incurred by it, him or her, as the case may be, in negotiating and preparing this Amendment and in closing and carrying out the transactions contemplated by this Amendment.

11.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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The parties hereto have caused this Amendment No. 1 Asset Purchase Agreement to be executed as of the date first set forth above.

SELLERS:

SIGMA HOLDINGS, LLC By: Print Name: Title:	SIGMA MICRO, LLC By: Print Name: Title:

LEXTON GROUP, L.L.C. By: Print Name: Title:
MEMBERS: SIGMA HOLDINGS, INC. By: Print Name: Title: Matthew J. Smith Robert L. Richardson Jr. Martha S. Moore Therese Langsenkamp Jeffrey Dahltorp	Albert Langsenkamp Joan H. Smith Trust U/A 9/11/1985 By: Print Name: Title: David L. Hecht Matthew L. Konkle Donald J.B. Van der Wiel
_____________________________ Jack Alexander	______________________________ Jan Alexander

The parties hereto have caused this Amendment No. 1 Asset Purchase Agreement to be executed as of the date first set forth above.

SELLERS' REPRESENTATIVE:

Albert Langsenkamp

The parties hereto have caused this Amendment No. 1 Asset Purchase Agreement to be executed as of the date first set forth above.

PURCHASER:
FIFTH GEAR ACQUISITIONS, INC. By: Print Name: Richard S Willis Title: Chief Executive Officer
PARENT COMPANY:
SPEED COMMERCE, INC. By: Print Name: Richard S Willis Title: Chief Executive Officer

EXHIBIT D

NOTICE TO ESCROW AGENT

April 16, 2015

Wilmington Trust, N.A.

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Attn: Aaron R. Soper

Facsimile: (612) 217-5651

Re:

Escrow Agreement, dated November 21, 2014, by and among Fifth Gear Acquisitions, Inc. ("Purchaser"), Speed Commerce, Inc. ("Parent Company"), Albert Langsenkamp ("Sellers' Representative") in his capacity as representative of each of the Selling Parties, and Wilmington Trust, N.A. ("Escrow Agent") (the "Escrow Agreement")

Dear Mr. Soper:

Purchaser, Parent Company and Sellers' Representative hereby provide notice to Escrow Agent that the Purchase Agreement (as defined in the Escrow Agreement) has been amended pursuant to that certain Amendment No. 1 to Asset Purchase Agreement, dated as of the date hereof, by and among Purchaser, Parent Company, Sellers' Representative and certain other parties thereto, a copy of which is enclosed herewith. In furtherance thereof, Purchaser, Parent Company and Sellers' Representative hereby make the following amendments to the Escrow Agreement:

1.	Section 1.3(a)(ii) of the Escrow Agreement is hereby amended and restated as follows:

"(ii) pursuant to Section 2.11(b) of the Purchase Agreement, to pay to the Sellers' Representative (for further distribution to the Selling Parties) within three (3) business days following April 16, 2015, $2,933,333.33 of the Escrow Amount via wire transfer as set forth below:

2.	Section 1.3(a)(iii) of the Escrow Agreement is hereby amended to replace the phrase “eighteen (18) months” with “twelve (12) months”.

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The parties hereto have caused this Notice to be executed as of the date first set forth above.

PURCHASER:

Fifth Gear Acquisitions, Inc.

By:           _________________________

Name:      Richard S Willis

Title:        Chief Executive Officer

PARENT COMPANY:

Speed Commerce, Inc.

By:           _________________________

Name:      Richard S Willis

Title:        Chief Executive Officer

Sellers’ Representative:

______________________________

Albert Langsenkamp, in his capacity as

representative of each of the Selling Parties

ACKNOWLEDGED AND AGREED:

WILMINGTON TRUST, N.A.

By:          _________________________

Name:     _________________________

Title:       _________________________